Exhibit 10.7

November 17, 2008

Dipchand V. Nishar

Dear Dipchand,

On behalf of LinkedIn Corporation (“LinkedIn” or the “Company”), I am pleased to offer you a position as Vice President, Products, beginning December 15, 2008 (the “Start Date”) or on a mutually agreed upon date. The initial terms of your position with the Company are as set forth below.

1.         Position.

On your Start Date, you will begin working for the Company as Vice President, Products at the Company’s Mountain View, CA office. Your responsibilities in this position will include but not be limited to leading the overall global product strategy for the Company, setting the direction and managing the execution of all aspects of product management, and serving on our executive management team. You will report to Dan Nye, CEO. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Company.

2.         Compensation.

Your annual base salary will be $230,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company’s regularly scheduled pay dates. Additionally you are eligible to participate in the Executive Bonus Plan attached as Addendum A. For 2008 only, LinkedIn will waive the Company Targets delineated in the Executive Bonus Plan, and will provide you with a guaranteed payout of 30% of your base salary prorated from date of hire. For example, if you commence employment with the Company on November 1, 2008, you will receive a 2008 bonus payment of $11,500, paid no later than February 15, 2009.

You will be eligible for the following standard Company benefits: health, dental, and vision coverage for employees, as well as subsidized coverage for family members; Long Term Disability (LTD) and Life Insurance coverage at no cost to you; and you will be able to participate in the company 401(k) plan. Additionally, you will receive the equivalent of 18 days of personal time off (PTO) per year that accrues semi-monthly commencing on your Start Date. PTO will stop accruing when an employee reaches 252 hours of PTO. Details about these benefits are provided in the Summary Plan Descriptions, available for your review. The Company may modify your compensation and benefits from time to time as it deems necessary, with or without advance notice.

3.         Stock Grant.

Subject to approval by the Company’s Board of Directors (the “Board”), you also will be entitled to receive options to purchase up to 780,000 shares of the Company Common Stock (“Options”) under the Company’s 2003 Stock Incentive Plan (the “Plan”). The Options are subject to the terms of the Plan, and will vest over four years, commencing with the first 25% on the first anniversary of employment and the remaining 75% vesting in 36 equal installments each month thereafter. You may also be eligible to receive future options grants if and when the Board determines such grants are appropriate for employees.

4.         Confidential Information and Non-Solicitation Agreement.

Like all Company employees, you will be required, as a condition of your employment, to abide by Company rules and policies. In addition, your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the Company, of the enclosed Employee Confidential Information and Non-Solicitation Agreement, which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary and confidential information and the unauthorized disclosure or use of any third party proprietary and confidential information. You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Prior to your Start Date and continuing throughout the duration of your employment, you agree to disclose to the Company in writing, any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors (including any entity in which you own more than 5% of the outstanding equity securities or have voting control of more than 5%).

5.         At-Will Employment.

Your employment with LinkedIn will be “at-will.” This means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. By accepting employment with LinkedIn, you understand and agree that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Company’s Chief Executive Officer.

6.         Change of Control.

The Company recognizes that upon a change of control, it is appropriate to provide you with accelerated vesting if your employment is involuntarily terminated without cause or you are constructively terminated following such a change of control.

Accordingly, if within twelve (12) months following any change of control, your employment is involuntarily terminated without cause, or you are “constructively terminated” following such change in control, then upon such termination you will be entitled to immediate vesting of 50% of the number of shares subject to all options granted to you which remain unvested as the date of your termination or constructive termination. If options are not being assumed by the successor entity in connection with a change of control where “assumed” means translated into some form of compensation, then all options granted to you will become fully exercisable immediately prior to the consummation of the change of control.

If you are terminated with cause or voluntarily resign your employment following any change in control, but are not constructively terminated, you will not be entitled to any accelerated vesting.

For purposes of this offer letter, “cause”, “business combination”, “change of control” and “constructive termination” shall have the meaning set forth on Exhibit A. Your right to such acceleration is conditioned upon your signing a release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever.

7.         Additional Information.

Of course, if you accept our offer of employment, you will receive more information regarding your terms and conditions of employment and the Company’s policies and procedures (the “Employment Materials”). These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

This letter, the Employee Confidential Information and Non-Solicitation Agreement and the Employment Materials contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an express written agreement signed by you and the CEO.

This offer expires November 28, 2008, and is contingent upon your references providing acceptable feedback, proper proof of work authorization, an appropriate background check, and receipt of a signed copy of the attached Employee Confidential Information and Non-Solicitation Agreement. Upon acceptance of this letter, please sign and return via federal express to LinkedIn Corporation, 2029 Stierlin Ct. Suite 200, Mt. View, CA 94043-4684 attn: Julie Grosso 650.687.3634 (Federal Express Account #) or via facsimile to 1.650.687.0507.

Sincerely,

/s/ Reid Hoffman
Reid Hoffman
Chairman, Board of Directors
President of Products
LinkedIn Corporation

Agreed and accepted as of:

/s/ Dipchand Nishar	November 21, 2008
Candidate Signature	Date

Address

Enclosures:         Employee Confidential Information and Non-Disclosure Agreement

EXHIBIT A

“Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (iv) you being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Constructive Termination” shall mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the CEO’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent the significant reduction of your duties or responsibilities when compared to your duties or responsibilities in effect immediately prior to such change; it is understood, however, that if, following a Change of Control pursuant to which the Company becomes part of a larger entity, you continue to lead the global product team of the Company (even if the Company is a part of such larger entity, you report to someone other than the CEO of LinkedIn and you no longer interact with the Board of Directors of either LinkedIn or the acquiring entity) such arrangements shall not be considered a Constructive Termination under the foregoing clause. For clarification purposes only, so long as you retain responsibility for global product development of the LinkedIn business unit and you report to the head of the business unit, such arrangements shall not be considered a Constructive Termination under the foregoing clause.